Exhibit 18 Under Form N-1A
                                             Exhibit 10 Under Item 601/Reg. S-K


                                  DEUTSCHE FUNDS, INC.

                        AMENDED AND RESTATED MULTIPLE CLASS PLAN

      This Multiple Class Plan ("Plan") is adopted by DEUTSCHE FUNDS, INC. (the "Corporation"), a Maryland corporation, with respect to the classes of shares ("Classes") of the portfolios of the Corporation (the "Funds") set forth on exhibit(s) hereto.

      1.          PURPOSE

            This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Corporation of more than one class of shares of any or all of the Funds in reliance on the Rule and to make payments as contemplated herein.

      2.          SEPARATE ARRANGEMENTS / CLASS DIFFERENCES

            a. DESIGNATION OF CLASSES: The Funds, except Deutsche Institutional US Money Market Fund, set forth on exhibit(s) hereto offer two classes of shares: Class A Shares and Class B Shares. Deutsche European Mid-Cap Fund, Deutsche European Bond Fund, Deutsche German Equity Fund, Deutsche Top 50 Europe and Deutsche Top 50 US offer a third class of shares: Class C Shares. Deutsche Institutional US Money Market Fund offers one class of shares.

            b. CATEGORIES/TYPES OF INVESTORS ELIGIBLE TO PURCHASE EACH CLASS OF
SHARES:

            Class A Shares, Class B Shares and Class C Shares of the fluctuating value funds are sold to the same types of investors. The investor is able to choose among a front-end sales load (Class A Shares), a contingent deferred sales charge (Class B Shares), or a hybrid load (Class C Shares). Class A Shares of Deutsche US Money Market Fund are offered generally to investors. Class B Shares of Deutsche US Money Market Fund are designed primarily for temporary investment as part of a special investment program in Class B Shares of the fluctuating funds. Shares of Deutsche Institutional US Money Market Fund are sold only to certain qualified investors as defined in the prospectus.

            c. SALES LOADS: A maximum sales charge of 5.5% and 4.5% of offering price is imposed on purchases of Class A Shares in the equity funds and the bond funds, respectively. Certain purchases of these Class A Shares are not subject to a sales charge as described in the Corporation's registration statement. Class A Shares purchased without an initial sale charge (i) based on an initial investment of $1,000,000 or more or (ii) with proceeds of a redemption of shares of an unaffiliated investment company purchased or redeemed with a sales charge and not distributed by Edgewood Services, Inc. may be charged a contingent deferred sales charge of 1.00% for redemptions made within one full year of purchase.

            Class B Shares and Class C Shares of the fluctuating funds are sold without an initial sales charge, but are subject to a maximum contingent deferred sales charge of 5.0% and 1.0% respectively, as described in the Corporation's registration statement.

            Class A Shares and Class B Shares of Deutsche US Money Market Fund and Shares of Deutsche Institutional US Money Market Fund are offered without an initial sales charge, but Class B Shares are subject to a contingent deferred sales charge as described in the Corporation's registration statement.

            d. 12B-1 FEES: Under the applicable Plan adopted pursuant to Rule 12b- 1 of the Investment Company Act of 1940, as amended, certain Funds are authorized to pay distribution fees of 0.75 of 1% of the average daily net assets of Class B Shares and Class C Shares. Under the applicable Service Plan, certain Funds are authorized to pay service fees of 0.25 of 1% of the average daily net assets of Class A Shares, Class B Shares and Class C Shares.

            e. MINIMUM INVESTMENTS: The minimum initial purchase for all classes is $5,000 and the minimum subsequent purchase is $500, except for Shares of Deutsche Institutional US Money Market Fund, which has an aggregate $5,000,000 minimum initial investment amount or intent to invest in the Corporation's funds, and has no minimum subsequent purchase amount.

            f. VOTING RIGHTS: Shareholders of each Class are entitled to one vote for each share held and fractional votes for each fractional share held on the record date for the election of Directors and any other matter requiring a shareholder vote. Shareholders of the Corporation will vote in the aggregate and not by Fund or Class except (i) as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class, and (ii) only holders of a Class will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such Class.

     g. SPECIAL SERVICES OR FEATURES RELATED TO PURCHASING OR REDEEMING SHARES:

            Shareholders who have redeemed their Class A Shares have the privilege of reinstating their accounts by purchasing Class A shares of the Funds, at net asset value without a sales charge, up to the dollar amount redeemed. The privilege must be exercised within 90 days of the date of the redemption request.

            h. EXCHANGE PRIVILEGES.

            Holders of Class A Shares, Class B Shares or Class C Shares of the Funds may exchange their Shares for the same class of other Funds without a sales charge. There is no exchange privilege for Deutsche Institutional US Money Market Fund.

      3.          EXPENSE ALLOCATIONS

            12B-1 FEES: Expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the relevant Class of the relevant Fund.

      4.          CONVERSION FEATURES

            Class B Shares will automatically convert into Class A Shares on or about the fifteenth of the month eight full years after the purchase date.

      5.    MONITORING

            The Directors will monitor the Corporation for the existence of any material conflicts between the interests of the various Classes and will take such action as might be reasonably necessary to eliminate any such conflicts. The Manager and the Distributor will be responsible for reporting any potential or existing conflicts to the Directors and if a conflict arises the Manager at its own expense will take appropriate action to remedy such conflict up to and including the establishment of a new registered investment company.

      6.    EFFECTIVENESS

            This Plan shall become effective with respect to each Class, (i) to the extent required by the Act, after approval by a majority vote of: (a) the Corporation's Board of Directors; (b) the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the Corporation's Plan , and
(ii) upon execution of an exhibit adopting this Plan with respect to such Class.

      7.    AMENDMENT

            Any material amendment to this Plan will be effective after approval by a majority vote of: (a) the Corporation's Board of Directors; and (b) the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the Corporation's Plan.

                                       EXHIBIT A
                                         to the
                         Amended & Restated Multiple Class Plan

                                  DEUTSCHE FUNDS, INC.

           Deutsche European Bond Fund - Class A, Class B and Class C Shares
          Deutsche European Mid-Cap Fund - Class A, Class B and Class C Shares
           Deutsche German Equity Fund - Class A, Class B and Class C Shares
                 Deutsche German Bond Fund - Class A and Class B Shares Deutsche Global Bond Fund - Class A and Class B Shares
               Deutsche Japanese Equity Fund - Class A and Class B Shares
                   Deutsche Top 50 Asia - Class A and Class B Shares
              Deutsche Top 50 Europe - Class A, Class B and Class C Shares
                Deutsche Top 50 US - Class A, Class B and Class C Shares
                   Deutsche Top 50 World - Class A and Class B Shares
               Deutsche US Money Market Fund - Class A and Class B Shares
                      Deutsche Institutional US Money Market Fund


      This Multiple Class Plan is adopted by Deutsche Funds, Inc.
with respect to the Classes of Shares of the Fund of the Corporation set forth above.

      Witness the due execution hereof this 31st day of July, 1998.


                                    DEUTSCHE FUNDS, INC.


                                    By:  /s/ Brian Lee
                                    Name:  Brian Lee
                                    Title:  President